EXHIBIT 21

SUBSIDIARIES OF ARCH COAL, INC.

The following is a complete list of the direct and indirect subsidiaries of Arch Coal, Inc., a Delaware corporation:

	NAME	JURISDICTION OF INCORPORATION/FORMATION

	Allegheny Land Company	Delaware
	Apogee Coal Company	Delaware
	Arch Coal Sales Company, Inc.	Delaware
	Arch Coal Terminal, Inc.	Delaware
	Arch Energy Resources, Inc.	Delaware
(1)	Arch of Wyoming, LLC	Delaware
	Arch Reclamation Services, Inc.	Delaware
(1)	Arch Uinta, LLC	Delaware
	Arch Western Acquisition Corporation	Delaware
(2)	Arch Western Resources, LLC	Delaware
(7)	Arch Western Finance, LLC	Delaware
	Ark Land Company	Delaware
	Ashland Terminal, Inc.	Delaware
(1)	AU Sub, LLC	Delaware
(3)	Canyon Fuel Company, LLC	Delaware
(4)	Catenary Coal Company	Delaware
	Catenary Coal Holdings, Inc.	Delaware
	Coal-Mac, Inc.	Kentucky
(4)	Cumberland River Coal Company	Delaware
	Energy Development Co.	Iowa
(5)	Hobet Mining, Inc.	West Virginia
(5)	Julian Tipple, Inc.	Delaware
(4)	Lone Mountain Processing, Inc.	Delaware
	Mingo Logan Coal Company	Delaware
(1)	Mountain Coal Company, L.L.C.	Delaware
	Mountain Gem Land, Inc.	West Virginia
	Mountain Mining, Inc.	Delaware
	Mountaineer Land Company	Delaware
	P. C. Holding, Inc.	Delaware
	Paint Creek Terminals, Inc.	Delaware
(1)	State Leases LLC	Delaware
(1)	Thunder Basin Coal Company, L.L.C.	Delaware
	Triton Acquisition, LLC	Delaware
(6)	Western Energy Resources, Inc.	Delaware

(1)	Owned by Arch Western Resources, LLC.
(2)	Arch Western Acquisition Corporation owns a 99% membership interest in Arch Western Resources, LLC.
(3)	Arch Western Resources, LLC owns a 65% membership interest in Canyon Fuel Company, LLC.
(4)	Owned by Catenary Coal Holdings, Inc.
(5)	Owned by Mountain Mining, Inc.
(6)	Owned by Ark Land Company.
(7)	Owned by Thunder Basin Coal Company, LLC